UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 25, 2020

Battalion Oil Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-35467	20-0700684
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1000 Louisiana St., Suite 6600 Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (832) 538-0300

(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.0001	BATL	NYSE American

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.☐

Item 8.01	Other Events

Agreement to Divest Northern West Quito Assets

On November 25, 2020, Battalion Oil Corporation (the “Company”), through a wholly-owned subsidiary, as seller, entered into a Purchase and Sale Agreement (the “Purchase Agreement”) with Point Energy Partners Operating, LLC (the “Purchaser”) for the sale of certain oil and gas properties and related assets located in Ward County, Texas (the “North West Quito Assets”) to the Purchaser for a total purchase price of $27,548,820 (the “Purchase Price”), subject to customary adjustments as provided in the Purchase Agreement (such sale, the “North West Quito Divestiture”). The North West Quito Divestiture is expected to close before year-end, with an effective date of October 1, 2020 (the “Effective Date”). The North West Quito Assets include approximately 3,700 net acres prospective in the Delaware Basin, representing less than 5% of the Company’s average daily net oil production for the quarter ended September 30, 2020.

The Purchase Price is subject to customary adjustments as provided in the Purchase Agreement, including for (i) the proration of operating expenses, capital expenditures and revenues as of the Effective Date, and (ii) the exclusion of certain North West Quito Assets as a result of such North West Quito Assets being subject to third party consents. Pursuant to the terms of the Purchase Agreement, the Purchaser is required to pay into escrow a deposit totaling $2.0 million contemporaneously with the execution of the Purchase Agreement, which such amount will be applied to the amount to be paid by Purchaser at closing for the adjusted Purchase Price.

Closing of the North West Quito Divestiture is subject to the satisfaction of certain customary conditions as provided in the Purchase Agreement. There can be no assurance that the Company will consummate the North West Quito Divestiture on the terms or timing described above and by the Purchase Agreement, or at all. Upon closing the North West Quito Divestiture in accordance with the terms of the Purchase Agreement, the Company intends to use the net proceeds from the North West Quito Divestiture to repay amounts outstanding under the Company’s revolving credit facility and for general corporate purposes, including funding planned drilling expenditures.

The above description of the Purchase Agreement is a summary only.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Battalion Oil Corporation

November 27, 2020	By:	/s/ R. Kevin Andrews
	Name:	R. Kevin Andrews
	Title:	Executive Vice President, Chief Financial Officer and Treasurer